UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2004

 MMI PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	333-29141	74-1622891
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification No.)

400 N. Sam Houston Pkwy. E., Suite 1200

Houston, Texas 77060

(Address of Principal Executive Offices)

(281) 876-0080

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

On August 5, 2004, MMI Products, Inc. issued a news release regarding the financial results for the fiscal quarter ended July 3, 2004, and filed a copy of such news release in a Form 8-K on August 6, 2004.

In discussing this news release during a conference call on August 6, 2004, with bond market analysts, and holders and potential holders of the Company's senior subordinated notes, the matters below were disclosed.

In the current market environment for MMI, one of the critical issues relates to the cost and to some extent, the availability of steel, specifically steel rod. In the last fifteen months, prices have risen from around $300 to the $600 range and are expected to increase another $50 to $100 by the end of the year. During the first half of 2004, MMI was able to raise its prices to levels that not only offset these factors, but also allowed the recovery of some margin lost during the cost/price squeeze environment of 2003. After not raising prices during June and July 2004, MMI has announced price increases effective in mid-August for some product groupings in response to a new wave of steel price increases. MMI expects to continue to price its products accordingly to offset the steel cost increases. MMI is currently negotiating steel rod purchases with both domestic and offshore steel suppliers and is comfortable with the current supply scenario.

Net sales in the second quarter of 2004 were $185.4 million, 34% higher than in the second quarter of 2003. A majority of the sales increase was due to price adjustments made in light of the increased cost, primarily for steel rod, and in the fence business, for steel pipe and tubing and galvanized wire. Concrete construction activity, as measured by MMI sales volumes, continued to expand. MMI has continued to improve its service capability to customers, has experienced new business and higher share from its existing customer base and opened new concrete accessories distribution locations in New England and the Pacific Northwest. Year to date sales volumes have also increased in the fence segment. However, fence sales volumes, specifically chain link and related products, did decline to some extent in the second quarter as compared to the second quarter of 2003. This decline is believed to be relatively temporary, due to "pre-buying" behavior during the first quarter of 2004 related to concerns about product availability and price increases. MMI believes it is increasing its market share in the concrete construction products market.

Gross profit for the second quarter of 2004 was $55.0 million, a $28.8 million increase over the $26.2 million of gross profit in the second quarter of 2003. The second quarter results benefited from the fact that some of the steel consumed in the second quarter was from inventories that had been acquired at prices below the new purchase cost. MMI manufacturing plants, especially in the concrete construction products segment, ran at close to full capacity which collectively had a favorable impact on our operating costs and on our improved profit margins. Also contributing to the increase in gross profit was the benefit of shifting chain link fabric products from the now shutdown and sold Whittier, California plant to Mexico, and other ongoing manufacturing process improvements. MMI expects year-over-year improvements in gross margin for the second half of 2004. Increases in selling, general, and administrative expenses of $7.0 million in the second quarter of 2004 versus the comparable period in 2003 were primarily due to increased provisions for incentive and retirement compensation, an increased allowance for uncollectible accounts receivable, as well as increased rental expense for delivery vehicles. Delivery vehicles were rented under operating leases in 2004 versus the use in 2003 of owned vehicles that only reflected depreciation expense.

Other Expense (net) was approximately $1.3 million higher in the second quarter of 2004 than in the second quarter of 2003 due primarily to the absence of the $800,000 gain on the sale of the Whittier, California property that occurred in 2003, the write off of some business acquisition costs and $600,000 of "catch up" depreciation in the second quarter of 2004 on machinery and equipment assets that had previously been held for sale and, therefore during a twelve month period, were not depreciated. Accounting standards require the "catch up" if the assets are not sold within the twelve month period. These unfavorable changes were offset by lower levels of restructuring related expenses mostly related to the closed Baltimore and Toledo manufacturing plants. In the second quarter of 2003, these expenses included $600,000 related to the curtailment of the Baltimore pension plan, the absence of which in 2004 accounts for most of the restructuring expense decrease.

At July 3, 2004, MMI's net working capital was $149.8 million. This balance included $4.4 million in cash. Since the end of fiscal year 2003, working capital increased $32.1 million. Accounts receivable increased $24.4 million, with inventories up $36.7 million. These were offset by an increase of $28.6 million in current liabilities. Working capital is expected to decrease at least $20 million due to seasonal factors by year end, and it is anticipated that the balance in the revolving credit facility could be lower at the end of December compared to year end 2003. At July 3, 2004, accounts receivable (net of allowances) was approximately $95.2 million, inventory was approximately $128.8 million and accounts payable and accrued liabilities were about $71.7 million.

At July 3, 2004, excess availability under the revolving credit facility was $43.6 million, and the amount borrowed under the revolving credit facility was $82.4 million. Excess availability as of August 5, 2004, was approximately $56.0 million. Contributing to the increase in availability was approximately $3.0 million received on July 26, 2004, from the sale of the closed Baltimore manufacturing plant. This transaction will produce a third quarter gain of approximately $900,000.

Capital expenditures in the first six months of the year were $4.0 million. The Company's plan for such expenditures for all of 2004 is approximately $15 million, of which about $5.0 million is expected to be financed by capital lease obligations. The capital expenditures are expected to upgrade certain operations, add capacity, and lower costs. An internal rate of return in the 30 percent range is expected on the investments beginning in 2005.

MMI anticipates a continuation of improved results in the last half of 2004, as compared to the same period in 2003. It is expected that end markets will continue to show an improved demand. Residential construction still looks stable. Infrastructure spending is expected to increase as state budgets and tax receipts are now in recovery. At the same time, there are causes for caution relating to the level of future profitability. The first, and especially the second quarter of 2004, benefited from very high rates of capacity utilization. In the third quarter of 2004, production levels will be scaled back to some extent to reflect the normal summer lull and also because cement shortages, most notably in Florida and in the southeast United States are starting to have some impact on the levels of construction activity. Also, the panic buying from customers that was experienced during the first half is now over. Additionally, the last of the lower cost steel rod which benefited results in 2004's first half has now been consumed. Consequently, it should not be expected that MMI will obtain the relative magnitude of profitability increases achieved in both the first and second quarters of 2004 as compared to the same periods in 2003.

 Statements made in this Current Report on Form 8-K that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors") which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the U.S.; seasonality of the Company's operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

The information in this Current Report on Form 8-K is furnished pursuant to Item 9 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, the information in this Current Report on Form 8-K, including the exhibits, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMI PRODUCTS, INC.
Date: August 10, 2004	By: /s/ Robert N. Tenczar
Robert N. Tenczar, Vice President and Chief Financial Officer